Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 27, 2012, relating to the consolidated financial statements and financial statement schedule of Tenet Healthcare Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s adoption of the requirements of accounting guidance related to the presentation of the provision for doubtful accounts in the consolidated statements of operations, effective December 31, 2011), and the effectiveness of Tenet Healthcare Corporation’s  internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tenet Healthcare Corporation for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

May 25, 2012